As filed with the Securities and Exchange Commission on March 3, 2004.

Registration No. 333-111816

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AVIALL, INC.

(Exact name of registrant as specified in its charter)

Delaware	5080	65-0433083
(State or other jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

(For Co-registrants, please see “Table of Co-registrants” on the following pages)

Aviall, Inc. 2750 Regent Boulevard DFW Airport, Texas 75261-9048 (972) 586-1000 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey J. Murphy, Esq.

Senior Vice President of Law and Human Resources,

Secretary and General Counsel of Aviall, Inc.

2750 Regent Boulevard

DFW Airport, Texas 75261-9048

(972) 586-1000

(Name and address, including zip code, and telephone number,

including area code, of agent for service)

Copies of communications to:

Janice V. Sharry, Esq.

Garrett A. DeVries, Esq.

Haynes and Boone, LLP

901 Main Street, Suite 3100

Dallas, Texas 75202

(214) 651-5000

Approximate date of commencement of proposed sale of securities to the public: From time to time after the Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF CO-REGISTRANTS

Exact name of co-registrant as specified in its charter	State or other jurisdiction of incorporation of organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.
Aviall Services, Inc.	Delaware	5080	75-2401836
Aviall Product Repair Services, Inc.	Delaware	5080	75-2651747
Aviall Japan Limited	Delaware	5080	42-1568824
Inventory Locator Service, LLC	Delaware	5080	52-2303505
Inventory Locator Service-UK, Inc.	Delaware	5080	48-1285736

The address, including zip code, of each of the co-registrants is 2750 Regent Boulevard, DFW Airport, Texas 75261-9048 and the telephone number, including area code, of each of the co-registrants is (972) 586-1000. The name and address, including zip code, and the telephone number, including area code, of the agent for service of process for each of the co-registrants is the same as for Aviall, Inc.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other expenses of Issuance and Distribution

The following table sets forth the expenses, other than commissions, expected to be incurred in connection with the offering described in the Registration Statement:

Expense	Amount
Securities and Exchange Commission registration fee	$38,500	*
Legal fees	75,000	*
Printing and engraving expenses	5,000	*
Auditors’ fees	30,000	*
Blue sky and legal investment fees and expenses	5,000	*
Trustee and Authenticating Agent fees	20,000	*
Miscellaneous expenses	20,000	*

Total	$193,500	*

*	Estimated

Item 15.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “Delaware Law”) permits indemnification of the directors and officers of Aviall, Inc., a Delaware corporation (the “Company”), involved in a civil or criminal action, suit or proceeding, including, under certain circumstances, suits by or in the right of the Company, for any expenses, including attorney’s fees, and (except in the case of suits by or in the right of the Company), any liabilities which they may have incurred in consequences of such action, suit or proceeding under conditions stated in said Section.

Article XI of the Company’s Restated Certificate of Incorporation (the “Certificate”) limits the personal liability of the Company’s directors to the Company or its stockholders for monetary damages for certain breaches of fiduciary duty. In addition, Article VI of the Company’s Amended and Restated By-Laws (the “By-Laws”) defines and clarifies the rights of certain individuals, including the Company’s directors and officers, to indemnification by the Company against personal liability or expenses incurred by them as a result of certain litigation against them.

Set forth below is a description of Article XI of the Certificate and Article VI of the By-Laws. Such descriptions are intended only as summaries and are qualified in their entirety by reference to the Company’s Certificate and By-Laws.

Article XI of the Certificate protects the directors of the Company against personal liability for breaches of their duty of care. Articles XI of the Certificate absolves directors of liability for negligence in the performance of their duties, including gross negligence. Directors remain liable for breaches of the duty of loyalty to the Company and its stockholders as well as for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derived improper personal benefit. In addition, Article XI of the Certificate does not absolve directors of liability for unlawful dividends or stock repurchases or redemptions to which a negligence standard presently applies under the Delaware Law. Also, there may be certain liabilities, such as those under the federal securities laws or other state or federal laws, which a court may hold are unaffected by Article XI of the Certificate.

Although Article XI of the Certificate provides the directors of the Company with protections against personal liability for monetary damages for breaches of their duty of care, it does not eliminate the directors’

duty of care. Accordingly, Article XI of the Certificate would have no effect on the availability of equitable remedies such as an injunction to prevent a proposed action or rescission of a contract based upon a director’s breach of his or her duty of care. Although both directors and officers of the Company are covered by indemnification provisions under Article VI of the By-Laws (as discussed below), Article XI of the Certificate limits liability only with respect to a person acting in the capacity of a director.

Article VI of the By-Laws provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding by reason of the fact that he or she is or was a director, officer or employee of the Company (or was serving at the request of the Company as a director, officer or employee of another entity, including service with respect to employee benefit plans maintained or sponsored by the Company) will be indemnified and held harmless by the Company, to the fullest extent authorized by the Delaware Law, as currently in effect (or, to the extent indemnification in broadened, as it may be amended) against all expense, liability or loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) reasonably incurred by such person in connection therewith.

Article VI of the By-Laws provides that persons indemnified thereunder may bring suit against the Company to recover unpaid amounts claimed thereunder, and that if such suit is successful, the expense of bringing such a suit will be reimbursed by the Company. Article VI of the By-Laws further provides that while it is a defense to such a suit that the person claiming indemnification has not met the applicable standards of conduct making indemnification permissible under the Delaware Law, the burden of proving the defense will be on the Company. Neither the failure of the Company’s Board of Directors to have made a determination that indemnification is proper, nor an actual determination by the Company’s Board of Directors that the claimant has not met the applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. Following any “change in control,” as described in the Company’s By-Laws, any determination as to entitlement to indemnification is to be made by independent legal counsel selected by the claimant, which such independent legal counsel shall be retained by the Board of Directors on behalf of the Company.

Article VI of the By-Laws also provides that the rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred therein will not be exclusive of any other right which any person may have or acquire under any statute, provision of the Company’s Certificate or By-Laws, or otherwise. Article VI of the By-Laws also provides that the Company may maintain insurance, at its expense, to protect itself and any of its directors, officers, employees or agents against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware Law.

Article VI of the By-Laws further provides that the rights conferred therein are contract rights and include the right to be paid by the Company for the expenses incurred in defending the proceedings specified above, in advance of their final disposition, except that, if the Delaware Law so requires, such payment will only be made upon delivery to the Company by the indemnified party of an undertaking to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified under the By-Laws or otherwise. Article VI of the By-Laws also provides that the Company may, by action of its Board of Directors, provide indemnification to its agents with the same scope and effect as the foregoing indemnification of directors, officers and employees.

Pursuant to a registration rights agreement entered into by the Company and certain affiliates of The Carlyle Group (collectively, the “Carlyle Investors”), under certain circumstances, each of the Company and the Carlyle Investors have agreed to indemnify each other and their respective directors and officers for certain liabilities arising from untrue statements or misleading omissions contained in a registration statement related to the securities registrable pursuant to the registration rights agreement. The common stock being registered on behalf of the selling stockholder pursuant to this registration statement is being registered pursuant to the registration rights agreement.

Item 16.	Exhibits

Exhibit Number	Description of Exhibit

**1.1	Form of Underwriting Agreement for Common Stock

**1.2	Form of Underwriting Agreement for Debt Securities

**1.3	Form of Underwriting Agreement for Preferred Stock

**1.4	Form of Underwriting Agreement for Warrants

3.1	Restated Certificate of Incorporation of Aviall, Inc. (incorporated by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993)

3.2	Amended and Restated By-Laws of Aviall, Inc. (incorporated by reference from the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999)

3.3	Form of Common Stock Certificate of Aviall, Inc. (incorporated by reference from Aviall’s Registration Statement on Form 10, as amended (Commission File No. 1-12380)

***4.1	Form of Senior Indenture

***4.2	Form of Subordinated Indenture

**4.3	Form of Specimen of Senior Debt Security

**4.4	Form of Specimen of Subordinated Debt Security

**4.5	Form of Warrant Agreement

**4.8	Form of Warrant (included in Exhibit 4.5)

***5.1	Legal Opinion of Haynes and Boone, LLP Regarding Registered Securities, other than Guarantees

*5.2	Legal Opinion of Haynes and Boone, LLP Regarding Guarantees

***12.1	Statement of Computation of Ratio of Earnings to Fixed Charges

***23.1	Consent of PricewaterhouseCoopers LLP

***23.2	Consent of Haynes and Boone, LLP (included in its opinion filed as Exhibit 5.1)

***24.1	Power of Attorney (incorporated in the signature page of the Registration Statement)

**25.1	Statement of Eligibility of Trustee on Form T-1 with respect to indenture

*	Filed herewith

**	To be filed by amendment or on Form 8-K

***	Previously filed

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant understands that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

(d) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(e) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under Subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of DFW Airport, State of Texas, on the 3rd day of March, 2004.

AVIALL, INC.

By:	/s/ JEFFREY J. MURPHY

Jeffrey J. Murphy Senior Vice President of Law and Human Resources, Secretary and General Counsel

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities indicated on the 3rd day of March, 2004.

Signature	Title

/s/ PAUL E. FULCHINO* Paul E. Fulchino	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ COLIN M. COHEN* Colin M. Cohen	Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ JACQUELINE K. COLLIER* Jacqueline K. Collier	Vice President and Controller (Principal Accounting Officer)

/s/ PETER J. CLARE* Peter J. Clare	Director

/s/ ALBERTO F. FERNANDEZ* Alberto F. Fernandez	Director

/s/ ALLAN M. HOLT* Allan M. Holt	Director

/s/ DONALD R. MUZYKA* Donald R. Muzyka	Director

/s/ RICHARD J. SCHNIEDERS* Richard J. Schnieders	Director

/s/ JONATHAN M. SCHOFIELD* Jonathan M. Schofield	Director

/s/ ARTHUR E. WEGNER* Arthur E. Wegner	Director

/s/ BRUCE N. WHITMAN* Bruce N. Whitman	Director

*By: /s/ JEFFREY J. MURPHY Jeffrey J. Murphy Attorney-in-fact for each person indicated

Pursuant to the requirements of the Securities Act of 1933, the undersigned co-registrants have duly caused this Amendment No. 2 to the Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of DFW Airport, State of Texas, on the 3rd day of March, 2004.

AVIALL SERVICES, INC.
INVENTORY LOCATOR SERVICE, LLC
AVIALL PRODUCT REPAIR SERVICES, INC.
AVIALL JAPAN LIMITED
INVENTORY LOCATOR SERVICE—UK, INC.

By:	/s/ JEFFREY J. MURPHY
Jeffrey J. Murphy Senior Vice President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed below by the following persons and in the following capacities on the 3rd day of March, 2004.

Signature	Title

/s/ PAUL E. FULCHINO** Paul E. Fulchino

Chairman, President, Chief Executive Officer and Director, Aviall Services, Inc.

(Principal Executive Officer)

President and Director, Aviall Product Repair Services, Inc.

(Principal Executive Officer)

President, Chief Executive Officer and Director, Aviall Japan Limited

(Principal Executive Officer)

Director, Inventory Locator Service, LLC

Director, Inventory Locator Service—UK, Inc.

/s/ BRUCE LANGSEN** Bruce Langsen	President and Director, Inventory Locator Service, LLC (Principal Executive Officer) President and Director, Inventory Locator Service—UK, Inc. (Principal Executive Officer)

/s/ COLIN M. COHEN** Colin M. Cohen

Vice President and Chief Financial Officer, Aviall Services, Inc.

(Principal Financial Officer)

Vice President, Inventory Locator Service, LLC, and Aviall Product Repair Services, Inc.

(Principal Financial Officer)

Chief Financial Officer and Director, Aviall Japan Limited

(Principal Financial Officer)

Signature	Title

/s/ JACQUELINE K. COLLIER** Jacqueline K. Collier

Vice President and Controller, Aviall Services, Inc., Inventory Locator Service, LLC, Aviall Product Repair Services, Inc. and

Aviall Japan Limited

Vice President and Controller, Inventory Locator Service—UK, Inc.

(Principal Financial Officer and Principal Accounting Officer)

Director, Aviall Services, Inc., Inventory Locator Service, LLC, Aviall Product Repair Services, Inc., Inventory Locator Service—UK, Inc.

/s/ CHARLES M. KIENZLE** Charles M. Kienzle	Director, Aviall Services, Inc.

/s/ DAN P. KOMNENOVICH** Dan P. Komnenovich	Director, Aviall Services, Inc. and Aviall Japan Limited

/s/ PAT H. MANNING** Pat H. Manning	Director, Aviall Japan Limited

/s/ JEFFREY J. MURPHY Jeffrey J. Murphy	Director, Aviall Product Repair Services, Inc.

**By: /s/ JEFFREY J. MURPHY Jeffrey J. Murphy Attorney-in-fact for each person indicated

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

**1.1	Form of Underwriting Agreement for Common Stock

**1.2	Form of Underwriting Agreement for Debt Securities

**1.3	Form of Underwriting Agreement for Preferred Stock

**1.4	Form of Underwriting Agreement for Warrants

3.1	Restated Certificate of Incorporation of Aviall, Inc. (incorporated by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993)

3.2	Amended and Restated By-Laws of Aviall, Inc. (incorporated by reference from the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999)

3.3	Form of Common Stock Certificate of Aviall, Inc. (incorporated by reference from Aviall’s Registration Statement on Form 10, as amended (Commission File No. 1-12380)

***4.1	Form of Senior Indenture

***4.2	Form of Subordinated Indenture

**4.3	Form of Specimen of Senior Debt Security

**4.4	Form of Specimen of Subordinated Debt Security

**4.5	Form of Warrant Agreement

**4.8	Form of Warrant (included in Exhibit 4.5)

***5.1	Legal Opinion of Haynes and Boone, LLP Regarding Registered Securities, other than Guarantees

*5.2	Legal Opinion of Haynes and Boone, LLP Regarding Guarantees

***12.1	Statement of Computation of Ratio of Earnings to Fixed Charges

***23.1	Consent of PricewaterhouseCoopers LLP

***23.2	Consent of Haynes and Boone, LLP (included in its opinion filed as Exhibit 5.1)

***24.1	Power of Attorney (incorporated in the signature page of the Registration Statement)

**25.1	Statement of Eligibility of Trustee on Form T-1 with respect to indenture

*	Filed herewith

**	To be filed by amendment or on Form 8-K

***	Previously filed